Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FOURTH QUARTER AND YEAR ENDED 2021

ATLANTA, GA (January 24, 2022) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $17.4 million, or $0.68 per diluted share, for the fourth quarter of 2021, compared to $16.9 million, or $0.66 per diluted share, for the third quarter of 2021, and $9.5 million, or $0.37 per diluted share, for the fourth quarter of 2020. For the year ended December 31, 2021, the Company reported net income of $61.7 million, or $2.39 per diluted share, compared to $36.4 million, or $1.41 per diluted share, for the year ended December 31, 2020.

Fourth Quarter 2021 Highlights:

●	Annualized return on average assets was 2.33%, compared to 2.61% for the third quarter of 2021 and 2.14% for the fourth quarter of 2020.
●	Annualized return on average equity was 24.80%, compared to 25.23% for the third quarter of 2021 and 15.78% for the fourth quarter of 2020.
●	Efficiency ratio of 33.7%, compared to 34.8% for the third quarter of 2021 and 45.1% for the fourth quarter of 2020.
●	Total assets increased by $355.9 million, or 12.9%, to $3.11 billion from the previous quarter.
●	Total loans increased by $143.4 million, or 6.1%, to $2.51 billion from the previous quarter.
●	Total deposits increased by $151.2 million, or 7.2%, to $2.26 billion from the previous quarter.

Full Year 2021 Highlights:

●	Return on average assets was 2.51%, compared to 2.17% for 2020.
●	Return on average equity was 23.55%, compared to 16.02% for 2020.
●	Efficiency ratio of 35.1%, compared to 44.0% for 2020.
●	Total assets increased by $1.21 billion, or 63.7%, to $3.11 billion from $1.90 billion at December 31, 2020.
●	Total loans increased by $874.7 million, or 53.7%, to $2.51 billion from $1.63 billion at December 31, 2020.
●	Total deposits increased by $783.1 million, or 52.9%, to $2.26 billion from $1.48 billion at December 31, 2020.
●	Net interest margin increased to 4.45% compared to 4.18% in 2020.

Results of Operations

Net Income

Net income was $17.4 million for the fourth quarter of 2021, an increase of $563,000, or 3.3%, from $16.9 million for the third quarter of 2021. This increase was due to an increase in net interest income of $1.4 million, a decrease in provision for loan losses of $2.0 million and a decrease in noninterest expense of $599,000, offset by a decrease in noninterest income of $2.0 million and an increase in provision for taxes of $1.5 million. Net income increased $8.0 million, or 84.5%, in the fourth quarter of 2021 compared to net income of $9.5 million for the fourth quarter of 2020. This increase was due to an increase in net interest income of $11.2 million, an increase in noninterest income of $1.3 million and a decrease in provision for loan losses of $410,000, offset by an increase in noninterest expense of $1.4 million and an increase in provision for income taxes of $3.5 million.

Net income was $61.7 million for the year ended December 31, 2021, an increase of $25.3 million, or 69.5%, from $36.4 million for the year ended December 31, 2020. This increase was due to an increase in net interest income of $38.0 million and an increase in noninterest income of $6.6 million, offset by an increase in provision for loan losses of $3.5 million, an increase in noninterest expense of $7.3 million and an increase in provision for taxes of $8.5 million.

Net Interest Income and Net Interest Margin

Interest income totaled $30.9 million for the fourth quarter of 2021, an increase of $1.5 million, or 5.2%, from the previous quarter, primarily due to a $212.2 million increase in average loan balances. We recognized Paycheck Protection Program (“PPP”) loan fee income of $708,000 during the fourth quarter of 2021 compared to $1.9 million recognized during the third quarter of 2021. As compared to the fourth quarter of 2020, interest income for the fourth quarter of 2021 increased by $11.0 million, or 55.5%, primarily due to an increase in average loan balances of $931.3 million.

Interest expense totaled $1.2 million for the fourth quarter of 2021, an increase of $101,000, or 8.9%, from the previous quarter, primarily due to a $186.1 million increase in average interest-bearing deposits as deposit costs remained relatively flat. As compared to the fourth quarter of 2020, interest expense for the fourth quarter of 2021 decreased by $175,000, or 12.4%, primarily due to a 28 basis points decrease in deposit costs.

The net interest margin for the fourth quarter of 2021 was 4.15% compared to 4.57% for the previous quarter, a decrease of 42 basis points. The yield on average interest-earning assets for the fourth quarter of 2021 decreased by 43 basis points to 4.32% from 4.75% for the previous quarter, while the cost of average interest-bearing liabilities for the fourth quarter of 2021 decreased by four basis points to 0.24% compared with the previous quarter. Average earning assets increased by $385.6 million from the previous quarter, primarily due to an increase in average loans of $212.2 million and a $157.0 million increase in average interest-earning cash accounts. Average interest-bearing liabilities increased by $410.5 million from the previous quarter as average interest-bearing deposits increased by $186.1 million and average borrowings increased by $224.4 million. The inclusion of PPP loan average balances, interest and fees had a six basis points impact on both the yield on average loans and the net interest margin for the fourth quarter of 2021.

As compared to the same period in 2020, the net interest margin for the fourth quarter of 2021 decreased by 31 basis points to 4.15% from 4.46%, primarily due to a 48 basis point decrease in the yield on average interest-earning assets of $2.83 billion and a 32 basis point decrease in the cost of average interest-bearing liabilities of $2.03 billion. Average earning assets for the fourth quarter of 2021 increased by $1.19 billion from the fourth quarter of 2020, primarily due to a $931.3 million increase in average loans and a $248.1 million increase in average interest-earning cash accounts. Average interest-bearing liabilities for the fourth quarter of 2021 increased by $1.04 billion from the fourth quarter of 2020, driven by an increase in average interest-bearing deposits of $658.5 million and an increase in average borrowings of $376.9 million.

Noninterest Income

Noninterest income for the fourth quarter of 2021 was $7.5 million, a decrease of $2.0 million, or 21.4%, from the third quarter of 2021, primarily due to lower mortgage loan fees, mortgage and Small Business Administration (“SBA”) servicing income and gains on sale of SBA loans, partially offset by an increase in other income. Mortgage loan originations totaled $237.2 million during the fourth quarter of 2021 compared to $368.8 million during the third quarter of 2021. During the fourth quarter of 2021, we recorded a $676,000 fair value adjustment charge on our SBA servicing asset and a $460,000 fair value impairment recovery on our mortgage servicing asset. These servicing asset adjustments had a $0.01 per share impact on our diluted earnings per share for the quarter.

Compared to the same period in 2020, noninterest income for the fourth quarter of 2021 increased by $1.4 million, or 22.0%, primarily due to the increase in service charges on deposit accounts, mortgage servicing income and gains on sale of SBA loans, partially offset by a decrease in SBA servicing income.

Noninterest income for the year ended December 31, 2021 totaled $33.8 million, an increase of $6.6 million, or 24.2%, from the year ended December 31, 2020, primarily due to higher mortgage loan fees and gains on sale of SBA loans, offset by decreases in mortgage and SBA serving income and gains on sale of mortgage loans. Mortgage loan originations totaled $1.20 billion during the year ended December 31, 2021 compared to $484.2 million during the year ended December 31, 2020. There were no mortgage loan sales during the year ended December 31, 2021 compared to $92.7 million of mortgage loan sales during the year ended December 31, 2020.

Noninterest Expense

Noninterest expense for the fourth quarter of 2021 totaled $12.5 million, a decrease of $599,000, or 4.6%, from $13.1 million for the third quarter of 2021. This decrease was primarily attributable to lower salaries and employee benefits mainly due to a decrease in commissions earned as loan volume declined during the quarter. Compared to the fourth quarter of 2020, noninterest expense during the fourth quarter of 2021 increased by $1.4 million, or 13.0%, primarily due to higher salaries and employee benefits, loan related expenses and FDIC insurance premiums.

Noninterest expense for the year ended December 31, 2021 totaled $48.4 million, an increase of $7.3 million, or 17.8%, from $41.1 million for the year ended December 31, 2020. This increase was primarily attributable to higher salaries and employee benefits due to increased commissions earned from higher loan volume, loan and other real estate owned related expenses and FDIC insurance premiums.

The Company’s efficiency ratio was 33.7% for the fourth quarter of 2021 compared to 34.8% and 45.1% for the third quarter of 2021 and fourth quarter of 2020, respectively. For the year ended December 31, 2021, the efficiency ratio was 35.1% compared with 44.0% for the same period in 2020.

Income Tax Expense

The Company’s effective tax rate for the fourth quarter of 2021 was 27.5%, compared to 23.4% for the third quarter of 2021 and 24.6% for the fourth quarter of 2020. The effective tax rate for the year ended December 31, 2021 was 25.3% compared to 25.4% for the year ended December 31, 2020.

Balance Sheet

Total Assets

Total assets were $3.11 billion at December 31, 2021, an increase of $355.9 million, or 12.9%, from $2.75 billion at September 30, 2021, and an increase of $1.21 billion, or 63.7%, from $1.90 billion at December 31, 2020. The $355.9 million increase in total assets at December 31, 2021 compared to September 30, 2021 was primarily due to increases in loans of $143.4 million, cash and cash equivalents of $188.1 million, equity securities of $10.4 million and securities available for sale of $9.2 million. The $1.21 billion increase in total assets at December 31, 2021 compared to December 31, 2020 was primarily due to increases in loans of $874.7 million, cash and due from banks of $291.8 million and bank owned life insurance of $23.6 million, partially offset by a $5.2 million decrease in the mortgage servicing asset and an increase in the allowance for loan losses of $6.8 million.

Loans

Loans held for investment were $2.51 billion at December 31, 2021, an increase of $143.4 million, or 6.1%, compared to $2.36 billion at September 30, 2021, and an increase of $874.7 million, or 53.7%, compared to $1.63 billion at December 31, 2020. The increase in loans held for investment at December 31, 2021 compared to September 30, 2021 was primarily due to a $160.4 million increase in residential mortgages and a $17.1 million increase in commercial real estate loans, offset by a $25.3 million decrease in construction and development loans and a $9.0 million decrease in commercial and industrial loans primarily due to PPP loan forgiveness. Included in commercial and industrial loans are PPP loans totaling $31.0 million as of December 31, 2021. There were no loans classified as held for sale at December 31, 2021, September 30, 2021 or December 31, 2020.

Deposits

Total deposits were $2.26 billion at December 31, 2021, an increase of $151.2 million, or 7.2%, compared to total deposits of $2.11 billion at September 30, 2021, and an increase of $783.1 million, or 52.9%, compared to total deposits of $1.48 billion at December 31, 2020. The increase in total deposits at December 31, 2021 compared to September 30, 2021 was primarily due to a $181.4 million increase in money market accounts and a $46.9 million increase in interest-bearing demand deposits, offset by a $47.9 million decrease in noninterest-bearing demand deposits and $31.1 million decrease in time deposits.

Noninterest-bearing deposits were $592.4 million at December 31, 2021, compared to $640.3 million at September 30, 2021 and $462.9 million at December 31, 2020. Noninterest-bearing deposits constituted 26.2% of total deposits at December 31, 2021, compared to 30.3% at September 30, 2021 and 31.3% at December 31, 2020. Interest-bearing deposits were $1.67 billion at December 31, 2021, compared to $1.47 billion at September 30, 2021 and $1.02 billion at December 31, 2020. Interest-bearing deposits constituted 73.8% of total deposits at December 31, 2021, compared to 69.7% at September 30, 2021 and 68.7% at December 31, 2020.

Asset Quality

The Company recorded a provision for loan losses of $546,000 during the fourth quarter of 2021, compared to $2.6 million during the third quarter of 2021 and $956,000 during the fourth quarter of 2020. Annualized net charge-offs to average loans for the fourth quarter of 2021 was 0.01%, compared to 0.00% for the third quarter of 2021 and 0.04% for the fourth quarter of 2020. The Company is not required to implement the provisions of the current expected credit losses accounting standard issued by the Financial Accounting Standards Board in the Accounting Standards Update No. 2016-13 until January 1, 2023, and is continuing to account for the allowance for loan losses under the incurred loss model.

Nonperforming assets totaled $15.4 million, or 0.50% of total assets, at December 31, 2021, an increase of $2.3 million from $13.1 million, or 0.47% of total assets, at September 30, 2021, and a decrease of $1.5 million from $16.9 million, or 0.89% of total assets, at December 31, 2020. The increase in nonperforming assets at December 31, 2021 compared to September 30, 2021 was primarily due to a $2.8 million increase in nonaccrual loans and a $342,000 increase in loans past due ninety days or more and still accruing, offset by a $756,000 decrease in other real estate owned.

Allowance for loan losses as a percentage of total loans was 0.67% at December 31, 2021, compared to 0.69% at September 30, 2021 and 0.62% at December 31, 2020. Excluding outstanding PPP loans of $31.0 million as of December 31, 2021, $42.0 million as of September 30, 2021 and $92.4 million as of December 31, 2020, the allowance for loan losses as a percentage of total loans was 0.68% at December 31, 2021, 0.71% at September 30, 2021 and 0.66% at December 31, 2020. Allowance for loan losses as a percentage of nonperforming loans was 143.69% at December 31, 2021, compared to 189.44% and 77.40% at September 30, 2021 and December 31, 2020, respectively.

COVID-19

As of December 31, 2021, we had two non-SBA commercial customers with outstanding loan balances totaling $8.1 million that were under approved payment deferrals. This is consistent with the active payment deferrals as of September 30, 2021 that were granted to two non-SBA commercial customers with outstanding balances totaling $8.1 million. As of December 31, 2021, we had four SBA loans with outstanding gross loan balances totaling $6.5 million ($1.6 million unguaranteed book balance) that were under approved payment deferrals.  As of January 20, 2022, the SBA had granted forgiveness on (1) PPP loans totaling $95.1 million, or 98.0% of PPP loans funded from the first round of PPP funding under the Coronavirus Aid, Relief and Economic Security Act, and (2) PPP loans totaling $34.9 million, or 56.3% of PPP loans funded under the Economic Aid Act.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 19 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, including statements regarding the potential effects of the ongoing COVID-19 pandemic and related variants on our business and financial results and conditions, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: general business and economic conditions, particularly those affecting the financial services; the impact of the ongoing COVID-19 pandemic and related variants on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the ongoing COVID-19 pandemic and related variants; changes in the interest rate environment, including changes to the federal funds rate; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; interest rate fluctuations, which could have an adverse effect on the Company’s profitability; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to, the ongoing COVID-19 pandemic and related variants; changes in tax laws; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the ongoing COVID-19 pandemic and related variants. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President	Chief Financial Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2021	2021	2021	2021	2020	2021	2020
Selected income statement data:
Interest income	$30,857	$29,324	$25,888	$22,672	$19,839	$108,741	$77,609
Interest expense	1,236	1,135	1,063	1,138	1,411	4,572	11,489
Net interest income	29,621	28,189	24,825	21,534	18,428	104,169	66,120
Provision for loan losses	546	2,579	2,205	1,599	956	6,929	3,467
Noninterest income	7,491	9,532	8,594	8,186	6,138	33,803	27,211
Noninterest expense	12,512	13,111	12,093	10,708	11,077	48,424	41,100
Income tax expense	6,609	5,149	4,728	4,432	3,079	20,918	12,370
Net income	17,445	16,882	14,393	12,981	9,454	61,701	36,394
Per share data:
Basic income per share	$0.69	$0.66	$0.56	$0.51	$0.37	$2.41	$1.42
Diluted income per share	$0.68	$0.66	$0.56	$0.50	$0.37	$2.39	$1.41
Dividends per share	$0.14	$0.12	$0.10	$0.10	$0.09	$0.46	$0.40
Book value per share (at period end)	$11.40	$10.84	$10.33	$9.95	$9.54	$11.40	$9.54
Shares of common stock outstanding	25,465,236	25,465,236	25,578,668	25,674,573	25,674,573	25,465,236	25,674,573
Weighted average diluted shares	25,720,128	25,729,043	25,833,328	25,881,827	25,870,885	25,788,781	25,798,549
Performance ratios:
Return on average assets	2.33%	2.61%	2.53%	2.62%	2.14%	2.51%	2.17%
Return on average equity	24.80	25.23	22.51	21.35	15.78	23.55	16.02
Dividend payout ratio	20.52	18.24	17.95	19.91	24.60	19.17	28.32
Yield on total loans	4.93	5.16	5.21	5.20	5.14	5.11	5.47
Yield on average earning assets	4.32	4.75	4.79	4.85	4.80	4.65	4.91
Cost of average interest bearing liabilities	0.24	0.28	0.31	0.38	0.56	0.29	1.15
Cost of deposits	0.27	0.28	0.29	0.36	0.55	0.29	1.20
Net interest margin	4.15	4.57	4.60	4.60	4.46	4.45	4.18
Efficiency ratio(1)	33.71	34.76	36.19	36.03	45.09	35.10	44.04
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	0.01%	0.00%	0.02%	0.00%	0.04%	0.01%	0.01%
Nonperforming assets to gross loans and OREO	0.61	0.55	0.67	0.84	1.03	0.61	1.03
ALL to nonperforming loans	143.69	189.44	147.82	98.33	77.40	143.69	77.40
ALL to loans held for investment	0.67	0.69	0.66	0.63	0.62	0.67	0.62
Balance sheet and capital ratios:
Gross loans held for investment to deposits	110.98%	112.15%	106.31%	107.33%	110.48%	110.98%	110.48%
Noninterest bearing deposits to deposits	26.18	30.32	31.30	31.28	31.28	26.18	31.28
Common equity to assets	9.34	10.04	10.50	11.85	12.90	9.34	12.90
Leverage ratio	9.44	10.34	11.14	12.23	13.44	9.44	13.44
Common equity tier 1 ratio	16.72	16.61	17.75	18.97	20.00	16.72	20.00
Tier 1 risk-based capital ratio	16.72	16.61	17.75	18.97	20.00	16.72	20.00
Total risk-based capital ratio	17.73	17.64	18.72	19.88	20.86	17.73	20.86
Mortgage and SBA loan data:
Mortgage loans serviced for others	$608,208	$669,358	$746,660	$856,432	$961,670	$608,208	$961,670
Mortgage loan production	237,195	368,790	326,507	263,698	194,951	1,196,190	484,214
Mortgage loan sales	—	—	—	—	—	—	92,737
SBA loans serviced for others	542,991	549,818	549,238	521,182	507,442	542,991	507,442
SBA loan production	52,727	85,265	67,376	80,466	34,631	285,834	245,719
SBA loan sales	30,169	37,984	34,158	22,399	25,505	124,710	128,633

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2021	2021	2021	2021	2020
ASSETS
Cash and due from banks	$432,523	$250,995	$309,289	$169,775	$140,744
Federal funds sold	8,818	2,294	4,644	4,444	9,944
Cash and cash equivalents	441,341	253,289	313,933	174,219	150,688
Equity securities	11,386	993	—	—	—
Securities available for sale (at fair value)	25,733	16,507	16,722	18,739	18,117
Loans	2,505,070	2,361,705	2,091,767	1,866,785	1,630,344
Allowance for loan losses	(16,952)	(16,445)	(13,860)	(11,735)	(10,135)
Loans less allowance for loan losses	2,488,118	2,345,260	2,077,907	1,855,050	1,620,209
Loans held for sale	—	—	—	—	—
Accrued interest receivable	11,052	10,737	10,668	10,515	10,671
Federal Home Loan Bank stock	19,701	12,201	8,451	3,951	6,147
Premises and equipment, net	13,068	13,302	13,557	13,663	13,854
Operating lease right-of-use asset	9,338	9,672	10,078	10,483	10,348
Foreclosed real estate, net	3,618	4,374	4,656	3,844	3,844
SBA servicing asset, net	10,234	10,916	11,155	10,535	9,643
Mortgage servicing asset, net	7,747	8,593	9,529	11,722	12,991
Bank owned life insurance	59,437	59,061	36,263	36,033	35,806
Other assets	5,385	5,323	4,921	5,606	5,171
Total assets	$3,106,158	$2,750,228	$2,517,840	$2,154,360	$1,897,489

LIABILITIES
Noninterest-bearing deposits	$592,444	$640,312	$618,054	$546,164	$462,909
Interest-bearing deposits	1,670,576	1,471,515	1,356,777	1,199,756	1,016,980
Total deposits	2,263,020	2,111,827	1,974,831	1,745,920	1,479,889
Federal Home Loan Bank advances	500,000	300,000	200,000	80,000	110,000
Other borrowings	459	468	474	479	483
Operating lease liability	9,861	10,241	10,648	11,048	10,910
Accrued interest payable	204	208	202	206	222
Other liabilities	42,391	51,330	67,431	61,332	51,154
Total liabilities	$2,815,935	$2,474,074	$2,253,586	$1,898,985	$1,652,658

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	255	255	256	257	257
Additional paid-in capital	51,559	51,181	52,924	55,977	55,674
Retained earnings	238,577	224,711	210,910	199,102	188,705
Accumulated other comprehensive income (loss)	(168)	7	164	39	195
Total shareholders' equity	290,223	276,154	264,254	255,375	244,831
Total liabilities and shareholders' equity	$3,106,158	$2,750,228	$2,517,840	$2,154,360	$1,897,489

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2021	2021	2021	2021	2020	2021	2020
Interest and dividend income:
Loans, including Fees	$30,496	$29,127	$25,728	$22,500	$19,658	$107,851	$75,872
Other investment income	360	196	159	170	164	885	1,429
Federal funds sold	1	1	1	2	17	5	308
Total interest income	30,857	29,324	25,888	22,672	19,839	108,741	77,609

Interest expense:
Deposits	1,069	968	919	992	1,262	3,948	10,918
FHLB advances and other borrowings	167	167	144	146	149	624	571
Total interest expense	1,236	1,135	1,063	1,138	1,411	4,572	11,489

Net interest income	29,621	28,189	24,825	21,534	18,428	104,169	66,120

Provision for loan losses	546	2,579	2,205	1,599	956	6,929	3,467

Net interest income after provision for loan losses	29,075	25,610	22,620	19,935	17,472	97,240	62,653

Noninterest income:
Service charges on deposit accounts	466	446	411	373	350	1,696	1,312
Other service charges, commissions and fees	3,015	4,147	3,877	3,398	3,223	14,437	8,545
Gain on sale of residential mortgage loans	—	—	—	—	—	—	2,529
Mortgage servicing income, net	95	132	(957)	166	(82)	(564)	1,308
Gain on sale of SBA loans	2,895	3,358	2,845	1,854	1,625	10,952	6,467
SBA servicing income, net	634	1,212	1,905	2,133	724	5,884	6,130
Other income	386	237	513	262	298	1,398	920
Total noninterest income	7,491	9,532	8,594	8,186	6,138	33,803	27,211

Noninterest expense:
Salaries and employee benefits	7,819	8,679	6,915	6,699	6,822	30,112	25,500
Occupancy	1,206	1,295	1,252	1,275	1,293	5,028	5,083
Data Processing	252	257	283	308	313	1,100	1,078
Advertising	148	131	117	145	138	541	566
Other expenses	3,087	2,749	3,526	2,281	2,511	11,643	8,873
Total noninterest expense	12,512	13,111	12,093	10,708	11,077	48,424	41,100

Income before provision for income taxes	24,054	22,031	19,121	17,413	12,533	82,619	48,764
Provision for income taxes	6,609	5,149	4,728	4,432	3,079	20,918	12,370
Net income available to common shareholders	$17,445	$16,882	$14,393	$12,981	$9,454	$61,701	$36,394

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$345,311	$241	0.28%	$188,296	$111	0.23%	$97,228	$70	0.29%
Securities purchased under agreements to resell	—	—	—	—	—	—	7,826	13	0.66
Investment securities	33,682	120	1.41	17,244	86	1.98	17,983	98	2.17
Total investments	378,993	361	0.38	205,540	197	0.38	123,037	181	0.59
Construction and development	50,142	639	5.06	53,871	727	5.35	34,145	453	5.28
Commercial real estate	524,770	7,680	5.81	507,039	7,648	5.98	488,746	6,779	5.52
Commercial and industrial	77,911	1,353	6.89	102,813	2,576	9.94	138,021	1,376	3.97
Residential real estate	1,800,390	20,804	4.58	1,577,276	18,144	4.56	860,977	11,018	5.09
Consumer and other	189	20	41.98	208	32	61.04	261	32	48.78
Gross loans(2)	2,453,402	30,496	4.93	2,241,207	29,127	5.16	1,522,150	19,658	5.14
Total earning assets	2,832,395	30,857	4.32	2,446,747	29,324	4.75	1,645,187	19,839	4.80
Noninterest-earning assets	140,594			123,888			111,078
Total assets	2,972,989			2,570,635			1,756,265
Interest-bearing liabilities:
NOW and savings deposits	136,102	64	0.19	115,775	59	0.20	78,697	41	0.21
Money market deposits	949,148	550	0.23	757,654	432	0.23	346,193	328	0.38
Time deposits	480,303	455	0.38	506,049	477	0.37	482,162	893	0.74
Total interest-bearing deposits	1,565,553	1,069	0.27	1,379,478	968	0.28	907,052	1,262	0.55
Borrowings	465,141	167	0.14	240,704	167	0.28	88,208	149	0.67
Total interest-bearing liabilities	2,030,694	1,236	0.24	1,620,182	1,135	0.28	995,260	1,411	0.56
Noninterest-bearing liabilities:
Noninterest-bearing deposits	592,300			600,388			453,984
Other noninterest-bearing liabilities	70,915			84,568			68,702
Total noninterest-bearing liabilities	663,215			684,956			522,686
Shareholders' equity	279,080			265,497			238,319
Total liabilities and shareholders' equity	$2,972,989			$2,570,635			$1,756,265
Net interest income		$29,621			$28,189			$18,428
Net interest spread			4.08			4.47			4.24
Net interest margin			4.15			4.57			4.46

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Year Ended
	December 31, 2021			December 31, 2020
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$207,771	$500	0.24%	$147,431	$1,056	0.72%
Securities purchased under agreements to resell	—	—	—	29,932	271	0.91
Investment securities	21,573	390	1.81	17,806	410	2.30
Total investments	229,344	890	0.39	195,169	1,737	0.89
Construction and development	48,076	2,513	5.23	31,658	1,685	5.32
Commercial real estate	503,968	29,750	5.90	478,481	27,316	5.71
Commercial and industrial	119,640	8,407	7.03	112,313	5,301	4.72
Residential real estate	1,437,377	67,058	4.67	763,136	41,391	5.42
Consumer and other	188	123	65.43	989	179	18.10
Gross loans(2)	2,109,249	107,851	5.11	1,386,577	75,872	5.47
Total earning assets	2,338,593	108,741	4.65	1,581,746	77,609	4.91
Noninterest-earning assets	122,038			98,504
Total assets	2,460,631			1,680,250
Interest-bearing liabilities:
NOW and savings deposits	112,943	222	0.20	68,610	166	0.24
Money market deposits	726,268	1,693	0.23	248,633	1,731	0.70
Time deposits	499,856	2,033	0.41	596,325	9,021	1.51
Total interest-bearing deposits	1,339,067	3,948	0.29	913,568	10,918	1.20
Borrowings	223,027	624	0.28	82,955	571	0.69
Total interest-bearing liabilities	1,562,094	4,572	0.29	996,523	11,489	1.15
Noninterest-bearing liabilities:
Noninterest-bearing deposits	559,797			394,338
Other noninterest-bearing liabilities	76,727			62,153
Total noninterest-bearing liabilities	636,524			456,491
Shareholders' equity	262,013			227,236
Total liabilities and shareholders' equity	$2,460,631			$1,680,250
Net interest income		$104,169			$66,120
Net interest spread			4.36			3.76
Net interest margin			4.45			4.18

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	December 31, 2021		September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and Development	$38,857	1.6%	$64,140	2.7%	$58,668	2.8%	$52,202	2.8%	$45,653	2.8%
Commercial Real Estate	520,488	20.7	503,417	21.2	475,658	22.7	473,281	25.3	477,419	29.2
Commercial and Industrial	73,072	2.9	82,099	3.5	134,076	6.4	166,915	8.9	137,239	8.4
Residential Real Estate	1,879,012	74.8	1,718,593	72.6	1,430,843	68.1	1,181,385	63.0	974,445	59.6
Consumer and other	79	—	238	—	169	—	169	—	183	—
Gross loans	$2,511,508	100.0%	$2,368,487	100.0%	$2,099,414	100.0%	$1,873,952	100.0%	$1,634,939	100.0%
Unearned income	(6,438)		(6,782)		(7,647)		(7,167)		(4,595)
Allowance for loan losses	(16,952)		(16,445)		(13,860)		(11,735)		(10,135)
Net loans	$2,488,118		$2,345,260		$2,077,907		$1,855,050		$1,620,209

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2021	2021	2021	2021	2020
Nonaccrual loans	$8,759	$5,955	$6,623	$9,071	$10,203
Past due loans 90 days or more and still accruing	342	—	—	—	—
Accruing troubled debt restructured loans	2,697	2,726	2,753	2,863	2,891
Total non-performing loans	11,798	8,681	9,376	11,934	13,094
Other real estate owned	3,618	4,374	4,656	3,844	3,844
Total non-performing assets	$15,416	$13,055	$14,032	$15,778	$16,938

Nonperforming loans to gross loans	0.47%	0.37%	0.45%	0.64%	0.80%
Nonperforming assets to total assets	0.50	0.47	0.56	0.73	0.89
Allowance for loan losses to non-performing loans	143.69	189.44	147.82	98.33	77.40

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2021	2021	2021	2021	2020	2021	2020
Balance, beginning of period	$16,445	$13,860	$11,735	$10,135	$9,339	$10,135	$6,839
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	39	(4)	23	(3)	107	55	99
Commercial and industrial	—	—	60	4	51	64	26
Residential real estate	—	—	—	—	—	—	—
Consumer and other	—	(2)	(3)	(2)	2	(7)	46
Total net charge-offs/(recoveries)	39	(6)	80	(1)	160	112	171
Provision for loan losses	546	2,579	2,205	1,599	956	6,929	3,467
Balance, end of period	$16,952	$16,445	$13,860	$11,735	$10,135	$16,952	$10,135
Total loans at end of period	$2,511,508	$2,368,487	$2,099,414	$1,873,952	$1,634,939	$2,511,508	$1,634,939
Average loans(1)	$2,453,402	$2,241,207	$1,979,556	$1,753,691	$1,522,150	$2,109,249	$1,365,129
Net charge-offs to average loans	0.01%	0.00%	0.02%	0.00%	0.04%	0.01%	0.01%
Allowance for loan losses to total loans	0.67	0.69	0.66	0.63	0.62	0.67	0.62

(1)	Excludes loans held for sale